Exhibit 4.2
                            FEDERAL TRUST CORPORATION
                              AMENDED AND RESTATED
                        1998 DIRECTORS' STOCK OPTION PLAN

                                    ARTICLE I
                            ESTABLISHMENT OF THE PLAN

     Federal Trust Corporation (the "Company") hereby establishes this Amended and Restated 1998 Directors' Stock Option Plan ("Plan") upon the terms and conditions hereinafter stated.


                                   ARTICLE II
                               PURPOSE OF THE PLAN

     The purpose of this Plan is to improve the growth and profitability of the Company by attracting and retaining qualified non-employee directors and providing such directors with a proprietary interest in the Company through non-discretionary grants or non-qualified stock options (an "Option" or "Options") to purchase shares of the Company's common stock, par value $.01 per share ("Common Stock").


                                   ARTICLE III
                           ADMINISTRATION OF THE PLAN

     Section 3.01 Administration. This Plan shall be administered by the entire Board of Directors of the Company (the "Board"). The Board shall have the power, subject to and within the limits of the expressed provisions of this Plan, to exercise such powers and to perform such acts as are deemed necessary or expedient to promote the best interests of the Company with respect to this Plan.

     Section 3.02 Compliance with Law and Regulations. All Options granted hereunder shall be subject to all applicable federal and state laws, rules and regulations and the approval of a majority of the Company's shareholders at a meeting of the shareholders which vote shall be taken within 12 months of the adoption of this Plan by the Board of Directors at the next annual meeting. The Company shall not be required to issue or deliver any certificates for shares of Common Stock prior to the completion of any registration or qualification of or obtaining of consents or approvals with respect to such shares under any federal or state law or any rule or regulation of any government body, which the Company shall, in its sole discretion, determine to be necessary or advisable. Moreover, no Option may be exercised if such exercise or issuance would be contrary to applicable laws and regulations.

     Section 3.03 Restrictions on Transfer. The Company may place a legend upon any certificate representing shares acquired pursuant to an Option granted hereunder noting that the transfer of such shares may be restricted by applicable laws and regulations.

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                                   ARTICLE IV
                                   ELIGIBILITY

     Options shall be granted pursuant to the terms hereof to each director of the Company who is not an employee of the Company or any subsidiary of the Company ("non-employee director"). No honorary directors, advisory director, or director emeritus shall be entitled to receive Options hereunder.

                                    ARTICLE V
                        COMMON STOCK COVERED BY THE PLAN

     Section 5.01 Option Shares. The aggregate number of shares of Common Stock of the Company that may be issued pursuant to this Plan, subject to adjustment as provided in Article VIII, is 140,000 shares of Common Stock. None of these shares shall be the subject of more than one Option at any time, but if an Option as to any shares is surrendered before exercise or expires or terminates for any reason without having been exercised in full, or for any other reason ceases to be exercisable, the number of shares covered thereby shall again become available for grant under this Plan as if no Options had been previously granted with respect to such shares.

     Section 5.02 Source of Shares. The shares of Common Stock issued under this Plan shall be from authorized and previously unissued shares.

                                   ARTICLE VI
                                  OPTION GRANTS

     Section 6.01 Option Grants. Options to purchase shares of Common Stock shall be granted to non-employee directors of the Company at the following times and in the following amounts:

   (i) as of the date this Plan was approved by the Board of Directors, each non-employee director of the Company was granted an Option to purchase 25,000 shares of Common Stock;

   (ii) on the date any person (other than a director covered by Section 6.01[i] above) is elected or appointed to the Board of Directors of the Company for the first time, such person shall be granted an Option to purchase an amount of shares of Common Stock, as determined by the Board of Directors in its sole discretion; and

   (iii) on the date any person (other than those covered by Sections 6.01[i] and [ii] above) is elected or appointed to the Board or Directors or any first tier, wholly-owned subsidiary of the Company for the first time, such person shall be granted an Option to purchase an amount of shares of Common Stock, as determined by the Board of Directors in its sole discretion.

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                                   ARTICLE VII
                                  OPTION TERMS

     Each Option granted hereunder shall be on the following terms and conditions:

     Section 7.01 Option Agreement. The proper officers of the Company and each optionee hereunder shall execute an Option Agreement which shall set forth the total number of shares of Common Stock to which it pertains, the exercise price and such other terms, conditions and provisions as are appropriate, provided that they are not inconsistent with the terms, conditions and provisions of this Plan. Each optionee shall receive a copy of his executed Option Agreement.

     Section 7.02 Option Exercise Price. The per share exercise price at which the shares of Common Stock may be purchased upon exercise of an Option granted pursuant to Section 6.01 hereof shall be equal to the Fair Market Value of a share of Common Stock as of the date of grant. For purposes of this Plan, the Fair Market Value of a share of Common Stock shall be the closing sale price of a share of Common Stock on the date in question (or, if such day is not a trading in the U.S. markets, on the nearest preceding trading day), as reported with respect to the principal market (or the composite of the markets, if more than one), or national quotation system in which such shares are then traded, or if no such closing prices are reported, the mean between the closing high bid and low asked prices of a share of Common Stock on the principal market or national quotation system then in use, or if no such quotations are available, the price furnished by a professional securities dealer making a market in such shares selected by the Board.

     Section 7.03 Vesting or Options. Options shall be immediately vested on the date of grant.

     Section 7.04 Exercise and Duration or Options.

   (i) Each Option or portion thereof shall be exercisable at any time on or after six months after the date of grant until 10 years after the date of grant, provided that no Option or portion thereof may be exercised until the shareholders of the Company have approved this Plan by such vote as may be required by applicable laws and regulations;

   (ii) Exception for Termination Due to Death, Disability, Retirement or Resignation. If an optionee hereunder dies while serving as a non-employee director or terminates his service as a non- employee director as a result of disability, retirement or resignation without having fully exercised his Options, the optionee or the executors, administrators, legatees or distributees of his estate shall have the right to exercise such Options during the one-year period following such death, disability, retirement or resignation, provided that no Option shall be exercisable within six months after the date of grant or more than 10 years from the date it was granted; and

   (iii) Options granted to a non-employee director who is removed for cause pursuant to the Company's Articles of Incorporation shall terminate as of the effective date of such removal.

     Section 7.05 Non-assignability. Options shall not be transferable by an optionee except by will or the laws of descent and distribution, and during an optionee's lifetime shall be exercisable only by such optionee or the optionee's guardian or legal representative.

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         Section 7.06 Manner of Exercise. Options may be exercised in part or in whole and at one time or from time to time. The procedures for exercise shall be set forth in the written Option Agreement provided for in Section 7.01.

     Section 7.07 Payment for Shares. Payment in full of the purchase price for shares of Common Stock purchased pursuant to the exercise of an Option shall be made to the Company upon exercise of the Option. Payment for shares may be made by the optionee in cash or by delivering shares of Common Stock (including shares acquired pursuant to the exercise of an Option) equal in Fair Market Value to the purchase price of the shares to be acquired pursuant to the Option, or any combination of the foregoing.

     Section 7.08 Voting and Dividend Rights. No optionee hereunder shall have any voting or dividend rights or other rights of a shareholder in respect of any shares of Common Stock covered by an Option prior to the time that his name is recorded on the Company's shareholder ledger as the holder of record of such shares acquired pursuant to an exercise of an Option.


                                  ARTICLE VIII
                         ADJUSTMENTS FOR CAPITAL CHANGES

     The aggregate number of shares of Common Stock available for issuance under this Plan, the number of shares to which any Option relates and the exercise price per share of Common Stock under any Option shall be proportionately adjusted for any increase or decrease in the total number of outstanding shares of Common Stock issued subsequent to the effective date of this Plan resulting from a split, subdivision or consolidation of shares or any other capital adjustment, the payment of a stock dividend, or other increase or decrease in such shares effected without receipt or payment of consideration by the Company. If, upon a merger, consolidation, reorganization, liquidation, recapitalization or the like of the Company, the shares of the Company's Common Stock shall be exchanged for other securities of the Company or of another corporation, each recipient of an Option shall be entitled, subject to the conditions herein stated, to purchase or acquire such number of shares of Common Stock or amount of other securities of the Company or such other corporation as were exchangeable for the number of shares of Common Stock of the Company which the optionees hereunder would have been entitled to purchase or acquire except for such action, and appropriate adjustments shall be made to the per share exercise price of outstanding Options.


                                   ARTICLE IX
                      AMENDMENT AND TERMINATION OF THE PLAN

     The Board may, by resolution, at any time terminate, amend or revise this Plan with respect to any shares of Common Stock as to which Options have not been granted; provided, however, that no amendment which: (i) changes the maximum number of shares that may be sold or issued under the Plan (other than in accordance with the provisions of Article VIII); or (ii) changes the class of persons that may be granted Option shall become effective until it receives the approval of the shareholders of the Company, and further provided that the Board may determine that shareholder approval for any other amendment to this Plan may he advisable for any reason, such as for the purpose of obtaining or retaining any statutory or regulatory benefits under tax, securities or other laws or satisfying any applicable stock exchange listing requirements. The Board may not, without the consent of the holder of an Option, alter or impair any Option previously granted under this Plan as specifically authorized herein. Notwithstanding, anything contained in this Plan to the contrary, the provisions of Articles IV, VI and VII of this Plan shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act of 1974, as amended, or the rules and regulations promulgated under such statutes.


                                    ARTICLE X
                        RIGHTS TO CONTINUE AS A DIRECTOR

     Neither this Plan nor the grant of any Options hereunder nor any action taken by the Board in connection with this Plan shall create any right on the part of any non-employee director of the Company to continue as such.


                                   ARTICLE XI
                                   WITHHOLDING

     The Company may withhold from any cash payment made under this Plan sufficient amount to cover any applicable withholding and employment taxes, and if the amount of such cash payment is insufficient, the Company may require the optionee hereunder to pay to the Company the amount required to be withheld as a condition to delivering the shares acquired pursuant to an Option.


                                   ARTICLE XII
                        EFFECTIVE DATE OF THE PLAN; TERM

     Section 12.01 Effective Date of the Plan. This Plan shall become effective upon the date of its adoption by the Company's Board ("Effective Date"), provided that no shares of Common Stock may be issued pursuant to this Plan until this Plan is approved by the shareholders of the Company by such vote as may be required by applicable laws and regulations.

     Section 12.02 Term of Plan. Unless sooner terminated, this Plan shall remain in effect for a period of 10 years ending on the tenth anniversary of the Effective Date. Termination of this Plan shall not affect any Options previously granted, and such Options shall remain valid and in effect until they: (i) have been fully exercised; (ii) are surrendered; or (iii) expire or are forfeited in accordance with their terms.


                                  ARTICLE XIII
                                  MISCELLANEOUS

     Section 13.01 Governing Law. This Plan shall be construed under the laws of the State of Florida.

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     Section 13.02 Pronouns.  Wherever appropriate,  the masculine pronoun shall include the feminine pronoun, and the singular shall include the plural.